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EXHIBIT 4.1

WESTPORT INNOVATIONS INC.

AMENDED AND RESTATED STOCK OPTION PLAN

(Amendments approved by the Corporation's shareholders on July 16, 2009 and amended
September 2, 2009.)

1.	The Plan

A stock option plan (the "Plan") pursuant to which options to purchase common shares ("Shares") of Westport Innovations Inc. (the "Corporation") may be granted to the directors, officers, employees of, or provider of services to, the Corporation and its subsidiaries is hereby established on the terms and conditions herein set forth.

2.	Purpose

The purpose of this Plan is to advance the interests of the Corporation by encouraging the directors, officers, employees of, or provider of services to, the Corporation and its subsidiaries to acquire Shares, thereby: (i) increasing the proprietary interests of such persons in the Corporation; (ii) aligning the interests of such persons with the interests of the Corporation's shareholders generally; (iii) encouraging such persons to remain associated with the Corporation; and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation.

3.	Administration

(a)	This Plan shall be administered by the board of directors of the Corporation (the "Board").

(b)
Subject to the terms and conditions set forth herein, the Board is authorized to provide for the granting, exercise and method of exercise of Options (as hereinafter defined), all on such terms (which may vary between Options granted from time to time) as it shall determine.  In addition, the Board shall have the authority to: (i) construe and interpret this Plan and all option agreements entered into hereunder; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; and (iii) make all other determinations necessary or advisable for the administration of this Plan.  All determinations and interpretations made by the Board shall be binding on all Participants (as hereinafter defined) and on their legal, personal representatives and beneficiaries.

(c)
Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board and/or to any member of the Board.  Whenever used herein, the term "Board" shall be deemed to include any committee or director to which the Board has, fully or partially, delegated the administration and operation of this Plan pursuant to this section 3.

(d)
An option to acquire the Shares granted hereunder ("Option") shall be evidenced by an agreement, signed on behalf of the Corporation and by the person to whom an Option is granted, which agreement shall be in such form as the Board shall approve.

4.	Shares Subject to Plan

(a)	Subject to section 15 below, the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.

(b)
The aggregate number of Shares reserved for issuance under Options granted pursuant to this Plan shall not exceed 5% of the total number of issued and outstanding Shares of the Corporation from time to time (calculated on a non-diluted basis).  For greater certainty, if any Option granted under this Plan is exercised, the number of Shares to which such Option relates shall be available for the purposes of the granting of further Options under this Plan.

(c)
If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full, any unpurchased Shares to which such Option relates shall be available for the purposes of the granting of Options under this Plan.

5.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the requirements of this Plan.

6.	Eligibility and Participation

(a)
The Board may, in its discretion, select any directors, officers or employees of, or provider of services to, the Corporation or subsidiaries of the Corporation to participate in this Plan.  If any such person (a "Designated Individual") is (pursuant to the terms of his or her employment or otherwise) subject to a requirement that he or she not benefit personally from an Option grant, the Board may grant any Options to which a Designated Individual would otherwise be entitled to the person's employer or other entity designated by them (a "Designated Entity") that directly or indirectly imposes that requirement on the Designated Individual.  No provider of services to the Corporation who is also an insider (as that term is defined by the Securities Act (Ontario)) ("Insider") of the Corporation shall be granted Options in the capacity of a provider of services.  In addition, only persons who provide services to the Corporation of an ongoing or recurring nature shall be entitled to be granted Options.  (Any person or entity having been selected for participation in this Plan by the Board is herein referred to as a "Participant").

(b)
The Board may from time to time, in its discretion, grant an Option to any Participant, upon the terms, conditions and limitations set forth herein, and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine, provided that Options granted to any Participant shall be approved by the shareholders of the Corporation if the rules of any stock exchange or exchanges on which the Shares are listed require such approval.

(c)
The number of Shares reserved for issuance to Insiders under this Plan or any other share compensation arrangement of the Corporation, shall not exceed 10% of the total number of issued and outstanding Shares.

(d)
The number of Shares issued to Insiders under this Plan or any other share compensation arrangement of the Corporation, within a one year period,  shall not exceed 10% of the total number of issued and outstanding issue Shares.

(e)
The number of Shares issued to any one Insider and such Insider's associates (as that term is defined by the Securities Act (Ontario)), under this Plan or any other share compensation arrangement of the Corporation, within a one year period, shall not exceed 5% of the total number of issued and outstanding Shares at the time of the contemplated issuance.

(f)
Within any one financial year period, the total value of Options granted to a non-executive director under this Plan or any other share compensation arrangement of the Corporation, as determined by the Board on the date of grant, shall not exceed an aggregate of $100,000.  The aggregate number of Shares reserved for issuance pursuant to Options granted to non-employee directors of the Corporation under this Plan after July 27, 2001 shall never exceed 1% of the total number of issued and outstanding Shares at the time of the contemplated grant.

7.	Exercise Price

Options may be exercised at a price (the "Exercise Price") that shall be fixed by the Board at the time that the Option is granted.  No Option shall be granted with an Exercise Price at a discount to the market price.  The market price shall be the closing price of the Shares on The Toronto Stock Exchange (or if the Shares are not listed on such exchange, on the stock exchange on which the Shares are traded) on the first day preceding the date of grant on which at least one board lot of Shares traded (the "Market Price").

8.	Number of Optioned Shares

The number of Shares that may be acquired under an Option (the "Optioned Shares") granted to a Participant shall be determined by the Board as at the time the

Option is granted, provided that the aggregate number of Shares reserved for issuance to any one Participant under this Plan or any other plan of the Corporation, shall not exceed five percent of the total number of issued and outstanding Shares (calculated on a non-diluted basis).

9.	Term

The period during which an Option may be exercised (the "Option Period") shall be determined by the Board at the time the Option is granted, subject to any vesting limitations which may be imposed by the Board in its sole unfettered discretion at the time such Option is granted, provided that:

(a)	no Option granted after July 16, 2009 shall be exercisable for a period exceeding five (5) years from the date the Option is granted, plus any applicable extension pursuant to section 9(d);

(b)	the Option Period shall be automatically reduced in accordance with sections 11 and 12 below upon the occurrence of any of the events referred to therein;

(c)
no Option in respect of which shareholder approval is required under the rules of any stock exchange or exchanges on which the Shares are then listed shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation; and

(d)
notwithstanding the foregoing provisions of this section 9, unless otherwise determined by the Board, if any Option granted hereunder is scheduled to expire: (i) at a time when the holder of the Option is subject to restrictions on trading of securities of the Corporation under a trading "blackout" established by the Corporation (pursuant to the Disclosure Policy of the Corporation then in effect or otherwise) (a "Blackout Period"); or (ii) within ten business days after the termination of a Blackout Period, the Option will, notwithstanding the scheduled expiry date of such Option, expire as of the date that is 10 business days following the end of the applicable Blackout Period (the "Revised Expiry Date") and shall be exercisable by the holder at any time up to the applicable time on the Revised Expiry Date.

10.	Method of Exercise of Option

(a)
Except as set forth in sections 11 and 12 below or as otherwise determined by the Board, no Option may be exercised unless the holder of such Option is, at the time the Option is exercised, a director, officer, employee of, or provider of services to, the Corporation or a subsidiary thereof.

(b)
Subject to the other provisions of the Plan and any vesting limitations imposed by the Board at the time of grant, an Option may be exercised, in whole or in part, at any time or from time to time by the Participant giving written notice to the Corporation specifying the number of Shares with respect to which the Option is being exercised, which notice shall be accompanied by payment in full of the Exercise Price for the Shares with respect to which the Option is being exercised.

(c)
A Participant shall not be obligated to purchase and pay for any Optioned Shares except those Optioned Shares in respect of which the Participant shall have exercised the Option pursuant to paragraph 10(b) above.

(d)
Upon the exercise of an Option as aforesaid, the Corporation shall use its reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his or her legal or personal representative) or to the order thereof, a certificate representing the number of Shares with respect to which the Option has been exercised, such Shares to be issued as fully paid and non-assessable Shares.

11.	Ceasing to be a Director, Officer, Employee or Provider of Services

If any Participant who is a director, officer or employee of, or provider of services to, the Corporation or a subsidiary thereof shall cease to be a director, officer or employee of, or provider of services to, the Corporation or a subsidiary of the Corporation for any reason other than cause, death, permanent disability or normal retirement (or the relevant Designated Individual undergoes such change and no individual (an "Alternative Individual") is appointed in place of the Designated Individual in respect of the same Designated Entity), the Participant's Option will terminate at 5:00 p.m. (Calgary time) on the earlier of the date of the expiration of the Option Period and the ninetieth (90th) day after the date such Participant (or, in the case of a Designated Entity, the Designated Individual if no Alternative Individual is appointed) ceases to be a director, officer or employee of, or provider of services to, the Corporation or a subsidiary thereof. During such period, the Option, or portion thereof, shall be exercisable only to the extent that the Participant was entitled to exercise the Option as at the date of the cessation.

Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall: (i) confer upon such Participant (or a Designated Individual) any right to continue as a director, officer, employee of, or provider of services to, the Corporation or subsidiary, as the case may be; or (ii) be construed as a guarantee that the Participant (or a Designated Individual) will continue as a director, officer or employee of, or provider of services to, the Corporation or subsidiary, as the case may be.

12.	Cause, Death, Permanent Disability or Normal Retirement of a Participant

In the event that a Participant (or the Designated Individual undergoes such change and no Alternative Individual is appointed) who is a director, officer or employee of, or provider of services to, the Corporation or a subsidiary thereof shall cease to be a director, officer or employee of, or provider of services to, the Corporation or a subsidiary of the Corporation for cause, in the opinion of the Corporation's legal counsel, any Option previously granted to him or her shall immediately expire and terminate.

In the event of the death, permanent disability or normal retirement of a Participant (or the Designated Individual undergoes such change and no Alternative Individual is appointed), any Option previously granted to him or her shall be exercisable until the end of the Option Period or until the expiration of 12 months after the date of death, permanent disability or normal retirement of such Participant (or Designated Individual if no Alternative Individual is appointed), whichever is earlier, and then, in the event of death or permanent disability, only:

(a)	if the Participant was not a Designated Entity, by the person or persons to whom the Participant's rights under the Option shall pass by the Participant's will or applicable law; and

(b)	to the extent that the Participant was entitled to exercise the Option as at the date of his or her death or permanent disability.

13.	Rights of Participants

No person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Option until such Shares have been paid for in full and issued to such person.

14.	Proceeds from Exercise of Options

The proceeds from any sale of Shares issued upon the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

15.	Adjustments

(a)
The number of Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of the outstanding Shares, and in any such event a corresponding adjustment shall be made changing the number of Shares deliverable upon the exercise of any Option granted prior to such event without any change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Share covered by the Option.  In case the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Options outstanding under this Plan and to prevent their dilution or enlargement.

(b)
Adjustments under this section 15 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.  No fractional Shares shall be issued under this Plan on any such adjustment.

16.	Change of Control

Notwithstanding the provisions of section 11 herein, in the event of a sale by the Corporation of all or substantially all of its assets or in the event of a change of control of the Corporation, then the Participant shall be entitled to exercise in full or in part any unexercised Options previously granted hereunder, whether vested or not, until the earlier of the expiration of the Option Period or the expiration of ninety (90) days after the date of termination of the employment of the Participant with the Corporation or a subsidiary thereof or ninety (90) days after the cessation or termination of the Participant as a director or officer of, or provider of services to, the Corporation or a subsidiary thereof.

For the purpose of this Plan, change of control of the Corporation means:

(a)
the acceptance by the holders of shares of the Corporation, representing in the aggregate of more than fifty percent (50%) of all issued and voting shares of the Corporation, of any offer, whether by way of a takeover bid or otherwise, for all or any of the voting shares of the Corporation;

(b)
the acquisition hereafter, by whatever means, of ownership or control of more than fifty percent (50%) in aggregate of all issued and voting shares of the Corporation by any companies and/or individuals acting in concert; or

(c)
the acquisition of ownership or control of less than fifty percent (50%) in the aggregate of all issued and voting shares of the Corporation and the voting of such shares allows the control group to elect a majority of the Board or to assume the effective management of the Corporation.

17.	Transferability

All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of this Plan shall not be transferable or assignable unless specifically provided herein.  The Corporation shall not recognize any attempted exercise of any purported assignee of a Participant.  During the lifetime of a Participant, any Options granted hereunder may only be exercised by the Participant and in the event of the death or permanent disability of a Participant, who is an individual, by the person or persons to whom the Participant's rights under the Option pass by the Participant's will or applicable law.

18.	Amendment and Termination

(a)
Subject to section 18(b) below, the Board may amend this Plan in any respect without the approval of the shareholders of the Corporation and, without limiting the generality of the foregoing, the Board may make:

(i)	amendments of a technical, clerical or "housekeeping" nature, or to clarify any provision of this Plan;

(ii)	amendments providing for the termination or suspension of this

Plan;

(iii)	amendments to respond to changes in legislation, regulations, stock exchange rules or accounting or auditing requirements;

(iv)	adjustments to outstanding Options in the event of certain transactions entered into by the Corporation;

(v)	amendments to the vesting provisions of any outstanding Option (including, without limitation, acceleration of vesting);

(vi)	amendments with respect to the method or manner of exercise of any Option;

(vii)
amendments to the termination provisions set out in this Plan or any outstanding Option, provided no such amendment may result in: (i) an extension of any outstanding Option beyond 5 years from the original date of grant (without regard to extensions arising in respect of a Blackout Period); or (ii) the granting of an Option with an expiry date later than 5 years from the date of grant (without regard to an extension of the Option arising in respect of a Blackout Period); and

(viii)	adjustments to reflect stock splits, stock dividends or other alterations to the share capital of the Corporation.

(b)	Notwithstanding section 18(a) above, shareholder approval will be required in respect of any amendment of this Plan approved by the Board that:

(i)	increases the number of shares reserved for issuance under this Plan;

(ii)
reduces the exercise price of an Option, except for the purpose of maintaining option value in connection with a conversion, change, reclassification, redivision, redesignation, subdivision or consolidation of Shares or a reorganization, amalgamation, consolidation, merger, takeover bid or similar transaction involving the Corporation (and for this purpose, cancellation or termination of an Option prior to its expiry date for the purpose of reissuing Options to the same option-holder with a lower exercise price will be considered an amendment to reduce the exercise price of an Option);

(iii)	extends the term of an Option beyond the maximum expiry date set out in the Plan (except where an expiry date would have fallen within a Blackout Period);

(iv)	extends eligibility to participate in the Plan to persons other than officers, directors, employees of the Corporation (or any affiliate) and consultants to the Corporation (or any affiliate);

(v)	extends the total value of Shares which may be granted to a non-executive director under this Plan or any other share compensation arrangement of the Corporation;

(vi)	permits Options to be transferred, other than for normal estate settlement purposes or to an RRSP or similar plan;

(vii)	permits awards other than Options to be made under the Plan; or

(viii)	amends these amendment provisions of the Plan;

and no amendment of a nature referred to above in this section 18(b) shall take effect until approved by resolution of the shareholders of the Corporation passed by a simple majority of votes cast in person or by proxy at the applicable meeting of shareholders.

19.	Necessary Approvals

The obligation of the Corporation to issue and deliver Shares in accordance with this Plan is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation.  If Shares cannot be issued to a Participant upon the exercise of an Option due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable.

20.	Stock Exchange Rules

The Plan and any option agreements entered into hereunder shall comply with the requirements from time to time of the stock exchange or exchanges on which the Shares are listed.

21.	Right to Issue Other Shares

The Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.

22.	Notice

Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid or delivered by courier or by facsimile transmission addressed, if to the Corporation, at the Office of the Corporation to the Corporation's Chief Financial Officer; or if to a Participant, to such Participant at his address as it appears on the books of the Corporation or in the event of the address of any such

Participant not so appearing then to the last known address of such Participant; or if to any other person, to the last known address of such person.

23.	Shareholder Approval

Shareholder approval is required in respect of the terms of this Plan not less than every three (3) years.

24.	Gender

Words used herein importing gender shall include all genders.

25.	Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of Alberta.

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WESTPORT INNOVATIONS INC.
OPTION AGREEMENT

This Option Agreement is entered into between Westport Innovations Inc. ("Westport") and the Optionholder named below pursuant to Westport's stock option plan (the "Plan"), a copy of which is available to the Optionholder, and confirms that on •, 200• (the "Grant Date"), • (the "Optionholder") was granted an option (the "Option") to purchase all, or any part of • Westport common shares (the "Common Shares") at a price of $• per Common Share.

The Option expires and terminates at 5:00 p.m. (Vancouver time) on the day that is the earlier of: (i) the 5th anniversary of the Grant Date; and (ii) any earlier date as determined by the terms of the Plan.

[Subject to the more specific terms of the Plan, the Option shall be subject to a vesting period and may be exercised on a cumulative basis such that at any time following the date that is one year from the date hereof (the "Initial Vesting Date"), the Option may be exercised for one-third of the Common Shares and thereafter for each completed one year period during the next two years, the Option may be exercised on a cumulative basis for a number of Common Shares equal to the initial vested portion thereof plus: (i), one-third of the Common Shares for each one year period completed following the Initial Vesting Date; less (ii) the number of Common Shares, if any, in respect of which the Option has been exercised prior to the time of exercise.]

OR

[The Option shall not be subject to a vesting period and may be exercised in whole or in part at any time following the date hereof.]

By signing this Option Agreement, the Optionholder acknowledges that the Optionholder has read and understands the terms of the Plan and accepts the Option in accordance with the terms of the Plan.

IN WITNESS WHEREOF Westport and the Optionholder have executed this Option Agreement as of •, 200•.

WESTPORT INNOVATIONS INC.

By:

Name of Optionholder

Signature of Optionholder